Exhibit 10.4

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”), is made and entered into as of September 29, 2014, by and between Eldorado Resorts, Inc., a Nevada corporation (the “Company”), and Joseph L. Billhimer, Jr. (the “Executive”).

W I T N E S S E T H

WHEREAS, the Company and the Executive enter into this Agreement to set forth the terms and conditions upon which the Executive agrees to serve as an officer of the Company;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:

Article 1.                                            Definitions.

(a)                                 “Base Salary” shall mean the salary provided for in Article 4 below.

(b)                                 “Board” shall mean the Board of Directors of the Company.

(c)                                  “Cause” shall mean the Executive’s:

i.

Willful failure to substantially perform his duties with the Company or any of its Subsidiaries (other than any such failure resulting from the Executive’s Disability), after a written demand for substantial performance is delivered to the Executive that specifically identifies the manner in which the Company believes that the Executive has not substantially performed his duties, and the Executive has failed to remedy the situation within fifteen (15) business days of such written notice from the Company;

ii.	Gross negligence in the performance of the Executive’s duties;

iii.

Conviction of, or plea of guilty or nolo contendere to, any felony or a lesser crime or offense which, in the reasonable opinion of the Company, could materially adversely affect the business or reputation of the Company or any of its Subsidiaries or affiliates;

iv.	Willful engagement in conduct that is materially injurious to the Company or any of its Subsidiaries or affiliates, monetarily or otherwise;

v.	Willful violation of any provision of the Company’s Code of Business Ethics, as amended from time to time;

vi.	Violation of any of the covenants contained in Articles 11 through 13 of this Agreement, as applicable;

vii.	Engaging in any act of dishonesty resulting in, or intended to result in, personal gain at the expense of the Company or any of its Subsidiaries or affiliates;

viii.	Determination by any state gaming regulatory agency that the Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question;

ix.	Engaging in any act that is intended to harm, or may be reasonably expected to harm, the reputation, business prospects, or operations of the Company or any of its Subsidiaries or affiliates; or

x.	Any other action or inaction by the Executive that constitutes a material breach by the Executive of the terms and conditions of this Agreement.

For purposes of this Section 1(c), no act or omission by the Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board; or (ii) formal advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by the Executive in good faith and in the best interests of the Company.

For purposes of this Agreement, there shall be no termination for Cause pursuant to Subsections 1(c)(ii) through (x) above, unless a written notice, containing a detailed description of the grounds constituting Cause hereunder, is delivered to the Executive stating the basis for the termination. Upon receipt of such notice, the Executive shall be given thirty (30) days to fully cure (if such violation, neglect, or conduct is capable of cure) the violation, neglect, or conduct that is the basis of such claim. If, in the Board’s opinion, cure has not been accomplished by the Executive at the conclusion of such thirty (30) day period, the Executive will be given a reasonable opportunity to be heard before termination.

(d)                                 “Change in Control” means the occurrence of any of the following events:

i.

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of members of the Board (the “Voting Power”) at such time; provided that the following acquisitions shall not constitute a Change in Control: (A) any such acquisition directly from the Company; (B) any such acquisition by the Company; (C) any such acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; or (D) any such acquisition pursuant to a transaction that complies with clauses (A), (B) and (C) of paragraph (iii) below; or

ii.

individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, that any individual becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual was a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

iii.

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-

outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership immediately prior to such Business Combination of the securities representing the Voting Power, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board providing for such Business Combination; or

iv.	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in paragraph (i), (ii), (iii) or (iv) above, with respect to such deferral of compensation, shall only constitute a Change in Control for purposes of the payment timing of such deferral of compensation if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

(e)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(f)                                   “Compensation Committee” shall mean the Compensation Committee of the Board or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(g)                                  “Date of Termination” shall mean the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.

(h)                                 “Disability” (i) shall mean the Executive’s permanent and total disability as defined by the long-term disability plan in effect for senior executives of the Company or (ii) in the event there is no such plan in effect, shall mean that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

(i)                                     “Effective Date” shall be September 29, 2014.

(j)                                    “Good Reason” shall mean the occurrence of any one or more of the following without the Executive’s express written consent:

i.	The Company changes the Executive’s title or material job duties such that it results in material diminution in Executive’s authority, duties, or responsibilities; or

ii.	The Company materially reduces the amount of the Executive’s then current Base Salary or the target opportunity for his annual incentive award; or

iii.

The Company requires the Executive to be permanently based at a location in excess of fifty (50) miles from the location of the Executive’s principal job location as of the Effective Date in Wexford, Pennsylvania, and in excess of fifty (50) miles from the Company’s office in Chester, West Virginia; or

iv.

The failure of the Company to obtain in writing the obligation to perform or be bound by the terms of this Agreement by any successor to the Company or a purchaser of all or substantially all of the assets of the Company; or

v.	The Company provides the Executive with a notice of non-renewal in accordance with the terms of Article 2 of this Agreement; or

vi.	Any other action or inaction by the Company that constitutes a material breach by the Company of the terms and conditions of this Agreement.

The Executive is not entitled to assert that his termination is for Good Reason unless the Executive gives the Company written notice of the event or events that are the basis for such claim within thirty (30) days after the initial occurrence event or events, describing such claim in reasonably sufficient detail to allow the Company to address the event or events and providing a period of not less than thirty (30) days after the delivery of such notice to the Company to cure the alleged condition.

(k)                                 “Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government or political subdivision.

(l)                                     “Pro Rata” shall equal the product of (A) and (B), where (A) is the applicable incentive amount and (B) is a fraction, the numerator of which is the number of calendar months that the Executive was employed by the Company during the applicable performance period or cycle and the denominator of which is the number of calendar months in the applicable performance period or cycle. Solely for determining the Pro Rata amount, any partial calendar month shall be treated as a full month.

(m)                             “Protected Information” shall mean trade secrets, confidential and proprietary business information of the Company and its Subsidiaries and affiliates, and any other information of the Company or any of its Subsidiaries or affiliates, including, but not limited to, customer lists (including, without limitation, potential customers), sources of supply, processes, plans, materials, pricing information, internal memoranda, marketing plans, internal policies, and products and services that may be developed from time to time by the Company or any of its Subsidiaries or affiliates or any of their respective agents or employees, including but not limited to the Executive; provided, however, that information that is in the public domain (other than as a result of a breach of this Agreement), approved for release by the Company or lawfully obtained from third parties who are not bound by a confidentiality agreement with the Company or any of its Subsidiaries or affiliates, is not Protected Information.

(n)                                 “Shares” shall mean the Common Shares of the Company.

(o)                                 “Subsidiary” means a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

(p)                                 “Term of Employment” shall mean the period specified in Article 2 below (including any extension as provided therein).

Article 2.                                            Term of Employment.

The Term of Employment shall begin on the Effective Date, and shall extend until the third anniversary of the Effective Date (the “Initial Term”), with automatic one (1) year renewals (each a “Renewal Term”) upon the expiration of the Initial Term or the current Renewal Term, as applicable, unless either Party notifies the other at least three (3) months before the scheduled expiration date that this Agreement is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Article 10.

Article 3.                                            Position, Duties, and Responsibilities.

(a)              Commencing on the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall serve as Chief Operating Officer of the Company, and shall perform such duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer of the Company (the “CEO”) or the Board. During the term of this Agreement, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.

(b)              Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board, (ii) serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not conflict or interfere with the effective discharge of his duties and responsibilities under Section 3(a).

Article 4.                                            Base Salary.

The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than five hundred twenty-five thousand dollars ($525,000). The Base Salary shall be reviewed annually for increase in the discretion of the Compensation Committee.

Article 5.                                            Annual Incentive Award.

During the Term of Employment, the Executive shall be eligible for an annual incentive award with payout opportunities that are commensurate with his position and duties, as determined by the Compensation Committee in its discretion. Commencing with the Effective Date of the initial Term of Employment, the Executive’s target annual incentive award opportunity will be equal to fifty percent (50%) of the Executive’s Base Salary. The Executive’s annual incentive award opportunities shall be based on Company and individual performance goals determined, and subject to change, by the Compensation Committee in its discretion. The Executive shall be paid his annual incentive award no later than other senior executives of the Company are paid their annual incentive award.

Article 6.                                            Long-Term Incentive Awards.

The Executive shall be eligible to participate in the Company’s long-term incentive plan on terms commensurate with his position and duties, as determined by the Compensation Committee in its discretion. Program design, including but not limited to performance measures and weighting shall be determined by the Compensation Committee in its discretion. Commencing with the Effective Date of the initial Term of Employment, the Compensation Committee will consider setting the Executive’s target annual long-term incentive award opportunity equal to sixty percent (60%) of the Executive’s Base Salary.

Article 7.                                            Employee Benefit Programs.

During the Term of Employment, the Executive shall be entitled to participate in any employee benefit plans and programs made available to the Company’s senior-level executives generally, subject to Section 10(f) below, as such plans or programs may be in effect from time to time, including, without limitation, 401(k) savings and other plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company in the future from time to time, including but not limited to any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. Notwithstanding the foregoing, the Company may terminate or alter any particular benefit plan or program at any time in its discretion. The Executive shall be entitled to three weeks of paid vacation during each year of employment, which shall be subject to the Company’s vacation policy for senior executives.

Article 8.                                            Reimbursement of Business and Other Expenses.

The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.

Article 9.                                            Perquisites.

The Executive shall receive the following Company executive perquisites:

(a)              The Company shall reimburse the Executive for reasonable financial planning, estate planning and tax preparation fees up to an annual maximum of $6,750.

(b)              The Executive shall be entitled to the annual Executive Physical Program at the Company’s expense up to an annual maximum of $3,000.

All reimbursements under Article 8, Article 9, Article 14, or otherwise under this Agreement, shall be for expenses incurred by the Executive during the Term of Employment. In all events such reimbursement will be made no later than the end of the year following the year in which the expense was incurred. Each provision of reimbursements shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during one calendar year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other calendar year.

Article 10.                                     Termination of Employment.

(a)                                 Termination Due to Death. In the event that the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits:

i.

A lump-sum amount, paid within sixty (60) days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued, unused vacation and unreimbursed business expenses as of the Date of Termination, consistent with the regular payroll practices of the Company; and

ii.

A lump-sum amount, paid sixty (60) days following the Date of Termination, of the annual incentive at target for the calendar year that includes the Date of Termination; provided however, that such amount shall be adjusted on a Pro Rata basis.

(b)                                 Termination Due to Disability. In the event that the Executive’s employment is terminated due to his Disability, and conditioned upon, no later than fifty-nine (59) days after the Date of Termination, the Executive’s (or Executive’s legal representative) execution of an effective general release of claims against the Company and its Subsidiaries and affiliates, in a form customarily used by the Company for its executives generally (a “Release”) (with all periods for revocation therein having expired), as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Articles 11 through 13, he shall be entitled to the following benefits:

i.

A lump-sum amount, paid within sixty (60) days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as for any accrued, unused vacation and unreimbursed business expenses as of the Date of Termination, consistent with the regular payroll practices of the Company;

ii.

A lump-sum amount, paid sixty (60) days following the Date of Termination, of the annual incentive at target for the calendar year that includes the Date of Termination; provided however, that such amount shall be adjusted on a Pro Rata basis; and

iii.

A lump-sum amount, paid sixty (60) days following the Date of Termination, equal to the total premiums the Executive would be required to pay for twelve (12) months of COBRA continuation coverage under the Company’s health benefit plans (i.e., medical, dental, and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that the Executive had in place immediately prior to the Executive’s Date of Termination (the “COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall the Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage.

In no event shall a termination of the Executive’s employment due to Disability occur until the Party terminating the Executive’s employment gives written notice to the other Party in accordance with Article 24 below.

(c)                                  Termination by the Company for Cause. In the event the Company terminates the Executive’s employment for Cause, he shall be entitled to a lump-sum amount, paid within sixty (60) days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued, unused vacation and unreimbursed business expenses as of the Date of Termination, consistent with the regular payroll practices of the Company.

(d)                                 Termination by Company without Cause or Termination by the Executive for Good Reason. In the event the Executive’s employment is terminated by the Company without Cause (i.e., on a basis other than specified in Subsections 10(a), 10(b), 10(c), or 10(e)), or in the event the Executive’s employment is terminated by the Executive for Good Reason, in either case, at any time other than during the two-year period following a Change in Control and other than during the one-year period following the Effective Date, and conditioned upon, no later than fifty-nine (59) days after the Date of Termination, the Executive’s execution of an effective Release (with all periods for revocation therein having expired), as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Articles 11 through 13, the Executive shall be entitled to the following benefits:

i.

A lump-sum amount, paid within sixty (60) days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued vacation pay and unreimbursed business expenses;

ii.

(A) Continued payment of the Executive’s Base Salary for a period of one year following the Date of Termination (with payments beginning on the 60th day following the Date of Termination, and with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date), and (B) a lump-sum amount, paid sixty (60) days following the Date of Termination, equal to one (1.0) times the Executive’s annual incentive award at target for the calendar year that includes the Date of Termination;

iii.

A lump-sum amount, if any, equal to the actual annual incentive that would have been payable to the Executive for the calendar year that includes the Date of Termination based on actual performance against applicable goals if the Executive had remained employed through the end of such calendar year; provided however, that such amount shall be adjusted on a Pro Rata basis;

iv.

A lump-sum amount, paid sixty (60) days following the Date of Termination, equal to the COBRA Payment. The Executive shall not be required to purchase COBRA continuation coverage in order to receive the COBRA Payment, nor shall the Executive be required to apply the COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage; and

v.

The Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, reasonable professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than twelve (12) months following the Date of Termination or exceed more than $10,000 in the aggregate.

(e)                              Voluntary Termination. A termination of employment by the Executive on his own initiative, other than a termination due to Disability or a termination for Good Reason, shall have the same consequences as provided in Section 10(c) for a termination for Cause. A voluntary termination under this Section 10(e) shall be effective on the date specified in the Executive’s written notice, unless such voluntary termination is earlier accepted by the Company, such early acceptance still to be treated as a voluntary termination by the Executive.

(f)                                   No Mitigation; No Offset. In the event of any termination of employment under this Article 10 or under Article 14, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(g)                                  Nature of Payments. Any amounts due under this Article 10 or under Article 14 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.

(h)                                 Timing of Payments. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the Date of Termination, to the extent payments or benefits made hereunder (as well as any other payment or benefit that the Executive is entitled to receive upon his separation from service) constitute deferred compensation (after taking account any applicable exceptions under Section 409A of the Code), and to the extent required by Section 409A of the Code, payments or benefits payable upon separation from service which otherwise would be payable during the six (6) month period immediately following the Date of Termination will instead be paid or made available on the earlier of (i) the first day following the six (6) month anniversary of the Executive’s Date of Termination and (ii) the Executive’s death.

(i)                                     Accrued Rights. For the avoidance of doubt, notwithstanding anything herein to the contrary, none of the payments specified in Sections 10(b)(i), 10(d)(i), or 14(b)(i) shall be subject to the requirement that the Executive execute a Release.

Article 11.                                     Noncompetition.

(a)                                 The Executive agrees that, during the Executive’s employment with the Company and for a period of twelve (12) months following the termination of such employment, whether termination is by the Executive or the Company, and regardless of the reasons therefor, the Executive shall not serve as an employee, agent, partner, shareholder, owner, investor, director, consultant, or other service provider for, or in any other capacity participate, engage, prepare to engage, or have any financial or other interest (whether directly or indirectly, and whether alone or together or in concert with any other Person(s)), in the business of or any activity relating to competitive gaming (including, without limitation, casino operation and horseracing) (any such business or activity, a “Competitive Business”), in any case, within one hundred (100) miles of any location where the Company or any of its Subsidiaries or affiliates is engaged in, undertaking or proposing to engage in or undertake any Competitive Business, in each case at the time of the Executive’s applicable action or activity (or, if earlier, at the time of the termination of the Executive’s employment with the Company and its Subsidiaries); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the Executive may own up to five percent (5%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Exchange Act.

(b)                                 The Executive further acknowledges and agrees that, in the event of the termination of his employment with the Company, the Executive’s experience and capabilities are such that the Executive can obtain employment in business activities which do not compete with the Company, and that the enforcement of this Agreement by way of injunction shall not prevent the Executive from earning a reasonable livelihood. The Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and duration.

Article 12.                                     Nonsolicitation of Employees.

The Executive agrees that during his employment with the Company and for a period of twelve (12) months following the termination of such employment, whether termination is by the Executive or by the Company, regardless of the reasons therefor, the Executive will not directly or indirectly, (a) employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of the Company or any of its Subsidiaries or affiliates; or (b) solicit suppliers or customers of the Company or any of its Subsidiaries or affiliates or induce any such person to terminate his, her, or its relationship with the Company or any of its Subsidiaries or affiliates. In the event that the scopes of the restrictions in Article 11 or 12 are found overly broad, Executive agrees that a court should reform the restrictions by limiting them to the maximum reasonable scope.

Article 13.                                     Confidentiality.

The Company has advised the Executive and the Executive acknowledges that it is the policy of the Company to maintain as secret and confidential all Protected Information, and that Protected Information has been and will be developed at substantial cost and effort to the Company. The Executive shall not at any time, directly or indirectly, divulge, furnish, or make accessible to any person, firm, corporation, association, or other entity (otherwise than as may be required in the regular course of the Executive’s employment), nor use in any manner, either during the Executive’s employment or after termination for any reason, any Protected Information, or cause any such Protected Information to enter the public domain.

Article 14.                                     Effect of a Change in Control.

The Executive’s entitlements relating to a Change in Control of the Company and/or relating to the one-year period following the Effective Date, shall be determined in accordance with this Article 14 and there shall be no duplication of the benefits provided in this Article 14.

(a)                                 Extension of Agreement. Subject to Article 16 below, upon a Change in Control, the Term of Employment shall be extended to the second anniversary of such Change in Control, with automatic one (1) year renewals thereafter unless either Party notifies the other at least six (6) months before the scheduled expiration date that this Agreement is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Article 10, except as modified by this Article 14.

(b)                                 Obligations of the Company upon Certain Terminations Following a Change in Control or the Effective Date. If, during the two (2) year period following a Change in Control or during the one (1) year period following the Effective Date, the Executive’s employment is terminated by the Company without Cause (i.e., on a basis other than specified in Subsections 10(a), 10(b), 10(c), or 10(e)), or the Executive’s employment is terminated by the Executive for Good Reason, and conditioned upon, no later than fifty-nine (59) days after the Date of Termination, the Executive’s execution of an effective Release (with all periods for revocation therein having expired), as well as the Executive’s acknowledgement of, and the Executive’s compliance with, the Executive’s obligations under the restrictive covenants set forth in Articles 11 through 13, the Executive shall be entitled to the following benefits:

i.

A lump-sum amount, paid within sixty (60) days following the Date of Termination, equal to the Executive’s unpaid Base Salary through and including the Date of Termination, as well as accrued vacation pay and unreimbursed business expenses;

ii.

(A) Continued payment of the Executive’s Base Salary (as in effect at the Date of Termination or, if higher, at the date of the Change in Control) for a period of 18 months following the Date of Termination (with payments beginning on the 60th day following the Date of Termination, and with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date), and (B) a lump-sum amount, paid sixty (60) days following the Date of Termination, equal to one and a half (1.5) times the Executive’s annual incentive award at target for the calendar year that includes the Date of Termination or, if higher, the calendar year that includes the Change in Control;

iii.

A lump-sum amount, paid sixty (60) days following the Date of Termination, of the annual incentive award at target for the calendar year that includes the Date of Termination or, if higher, the calendar year that includes the Change in Control; provided however, that such amount shall be adjusted on a Pro Rata basis;

iv.

A lump-sum amount, paid sixty (60) days following the Date of Termination, equal to the total premiums the Executive would be required to pay for eighteen (18) months of COBRA continuation coverage under the Company’s health benefit plans (i.e., medical, dental and vision coverage), determined using the COBRA premium rate in effect for the level of coverage that the Executive had in place immediately prior to the Executive’s Date of Termination (the “CIC COBRA Payment”). The Executive shall not be required to purchase COBRA continuation coverage in order to receive the CIC COBRA Payment, nor shall the Executive be required to apply the CIC COBRA Payment towards any payment of applicable premiums for COBRA continuation coverage; and

v.

The Company will assist the Executive in finding other employment opportunities by providing to him, at the Company’s limited expense, reasonable professional outplacement services through the provider of the Company’s choice. Such outplacement services shall terminate when the Executive finds other employment. However, in no event shall such outplacement services continue for more than eighteen (18) months following the Date of Termination or exceed more than $15,000 in the aggregate.

(c)                                  Indemnification of Legal Fees. Effective only upon a Change in Control, it is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights following such a Change in Control under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder following a Change in Control. Accordingly, following a Change in Control, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement which arose upon or following a Change in Control or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, or any Subsidiary, Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Following a Change in Control, the Company shall pay or cause to be paid and shall be solely responsible for any and all reasonable attorneys’ and related fees and expenses incurred by the Executive as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid, provided any such reimbursement of attorneys’ and related fees and expenses shall be made not later than December 31 of the year following the year in which the Executive incurred the expense. Each reimbursement under this paragraph (c) shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. In addition, no reimbursement or in-kind benefit shall be subject to liquidation or exchange for another benefit and the amount available for reimbursement, or in-kind benefits provided, during one calendar year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other calendar year.

Article 15.                                     Resolution of Disputes.

Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, by binding arbitration, to be held in Reno, Nevada, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Company will pay the direct costs and expenses of such arbitration. The Company will also reimburse the Executive for reasonable fees and expenses, including reasonable attorney’s fees, incurred by the Executive in connection with such arbitration, such reimbursement to be made monthly as such fees and expenses are incurred. In the event Executive does not prevail at arbitration, however, Executive will re-pay to the Company any and all expenses and fees previously reimbursed by the Company under this Article 15.

Notwithstanding the provisions of this Article 15, the Parties agree that in the event of any dispute between the Executive and the Company as to any of the Executive’s obligations under Articles 11, 12, or 13, then the arbitration requirements of this Article 15 shall not apply, and that instead, the Parties must seek relief as to that dispute in a court of general jurisdiction in the State of Nevada to be docketed, if available, on the commercial docket of that court. The Parties hereby consent to the exclusive specific and general jurisdiction of such court. The Executive hereby agrees that, by virtue of his work for the Company, he has purposely availed himself of the benefits and protections of the laws of the State of Nevada. In addition, in connection with any such court action, the Executive acknowledges and agrees that the remedy at law available to the Company for breach by the Executive of any of his obligations under Articles 11, 12, or 13 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any provision of Articles 11, 12, or 13 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. For purposes of clarity, each Party shall bear his or its own costs and expenses in connection with any such litigation, unless such costs and expenses are awarded to a Party by the court in such litigation.

Article 16.                                     Assignability; Binding Nature.

This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees. This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Article 16 hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Article 16, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

Article 17.                                     Entire Agreement.

This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.

Article 18.                                     Amendment or Waiver.

No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

Article 19.                                     Withholding.

The Company may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or government regulation or ruling.

Article 20.                                     Severability.

In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.

Article 21.                                     Survivorship.

Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment. Except as otherwise expressly provided by this Agreement, this Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either Party without the written consent of the other Party. Upon the expiration of the term of this Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties an embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

Article 22.                                     References.

In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

Article 23.                                     Governing Law.

This Agreement shall be governed in accordance with the laws of Nevada without reference to principles of conflict of laws.

Article 24.                                     Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:

Eldorado Resorts, Inc.

100 West Liberty Street, 11th Floor

Reno, Nevada 89501

Attention: General Counsel

If to the Executive:

At the last residential address known by the Company

Article 25.                                     Headings.

The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

Article 26.                                     Counterparts.

This Agreement may be executed in two or more counterparts.

Article 27.                                     Code Section 409A Compliance.

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code so as not to result in the assessment of the additional twenty percent (20%) tax under Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment or benefit to be made or provided to the Executive under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.  Notwithstanding anything in this Agreement to the contrary, no particular tax result for the Executive is guaranteed, and in no event shall the Company be liable for any taxes, interest or penalties that the Executive may incur under or in connection with Section 409A of the Code or otherwise.

Article 28.                                     Code Section 280G Policy.

Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution of any type to the Executive, pursuant to this Agreement or otherwise by the Company or any of its Subsidiaries, is or will be subject to the excise tax imposed by Section 4999 of the

Code or any interest or penalties with respect to such excise tax, such payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the imposition of the excise tax), than if the Executive received all of the payments. The Company shall reduce or eliminate the payments, by first reducing or eliminating the portion of the payments which are payable in cash and then by reducing or eliminating non-cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination. All determinations concerning the application of this Article 28 shall be made by a nationally recognized firm of independent accountants or any nationally recognized financial planning and benefits consulting company, selected by the Company and reasonably satisfactory to the Executive, whose determination shall be conclusive and binding on all parties. The fees and expenses of such accountants shall be borne by the Company. The Company shall hold in confidence and not disclose, without the Executive’s prior written consent, any information with regard to the Executive’s tax position which the Company obtains pursuant to this provision.

Article 29.                                     Resignations.

Following the termination of the Executive’s employment for any reason, if and to the extent requested by the Board, the Executive agrees to resign from the Board, all fiduciary positions (including, without limitation, as trustee) and all other offices and positions the Executive holds with the Company or its Subsidiaries; provided, however, that if the Executive refuses to tender the Executive’s resignation after the Board has made such request, then the Board will be empowered to tender the Executive’s resignation from such offices and positions.

Article 30.                                     Clawback Provisions.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to the Executive pursuant to this Agreement or any other agreement or arrangement with the Company or its Subsidiaries, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or its Subsidiaries pursuant to any such law, government regulation or stock exchange listing requirement).

(Signature Page to Follow)

IN WITNESS WHEREOF, the parties have executed this Agreement on this 29th day of September, 2014.

Executive

/s/ Joseph L. Billhimer, Jr.
Joseph L. Billhimer, Jr.

Eldorado Resorts, Inc.

By:	/s/ Gary Carano
Name:	Gary Carano
Title:	CEO